EXHIBIT 99.1

j2 Global Receives Notice Regarding Delayed Filing of Form 10-Q

Los Angeles—November 21, 2006— j2 Global Communications, Inc. (NASDAQGS: JCOM) today announced that it has received an additional NASDAQ Staff Determination letter, dated November 15, 2006, indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended September 30, 2006. As previously announced on August 18, 2006, the Company requested a hearing before the NASDAQ Listing Qualifications Panel in response to the previous Staff Determination letter which followed the Company’s delay in filings its Form 10-Q for the quarter ended June 30, 2006. The Panel hearing was held on September 26, 2006, and the latest NASDAQ letter indicated that the Panel will also consider the delay in filing the September 10-Q. Pending a decision by the Panel, j2’s common stock will remain listed on the NASDAQ Stock Market. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company currently anticipates releasing its Q3 2006 financial results, holding its Q3 2006 earnings call and filing its quarterly reports on Form 10-Q for the periods ended June 30, 2006 and September 30, 2006 on or before December 15, 2006. The Company's ability to meet this schedule is dependent upon the completion of the previously announced investigation by a Special Committee of its Board of Directors into the Company's stock option grants and related procedures. While the Company anticipates achieving this timeframe, there can be no assurance that it will be able to do so.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans greater than 2,000 cities in 31 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX™, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax Broadcast™, eVoice®, PaperMaster®, Consensus™, M4 Internet® and Protofax®. As of December 31, 2005, j2 Global had achieved 10 consecutive fiscal years of revenue growth and 4 consecutive fiscal years of positive and growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:
Kari Garcia	Jeff Adelman
Comm Startegies	j2 Global Communications, Inc.
949-459-9696, ext. 244	323-372-3617
pr@commstrategies.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include the Company’s plans to request a hearing before a NASDAQ Listing Qualifications Panel, the special committee’s continuing review of j2 Global’s stock option grant practices and related accounting and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”).  There can be no assurance concerning the outcomes of the hearing request or the special committee’s review. For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 27, 2006, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov. The information set forth in this Press Release is based on limited information available to the Company at this time, which is subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update this information.